WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                                 --------------





                                                          December 31,
ASSETS                                                  2001       2000
------                                              ----------------------
Assets:
  As restated at December 31, 2000                  $    --      $    --
                                                    ---------    ---------

        Total Assets                                $    --      $    --
                                                    =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------

Current Liabilities:
  Accounts payable and accrued liabilities          $  20,225    $  28,485
  Stockholders' loans payable                         148,005       70,960
                                                    ---------    ---------
        Total Current Liabilities                     168,230       99,445
                                                    ---------    ---------

Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, 75,000,000 shares authorized,
    $.001 par value, 17,780,000 shares issued and
    outstanding at December 31, 2001 and 2000          17,780       17,780
  Additional paid-in capital                           95,220       95,220
  Deficit accumulated during the development
    stage (as restated at December 31, 2000)         (281,230)    (212,445)
                                                    ---------    ---------

        Total Stockholders' Equity (Deficit)         (168,230)     (99,445)
                                                    ---------    ---------

        Total Liabilities
          and Stockholders' Equity (Deficit)        $    --      $    --
                                                    =========    =========

______________________

The accompanying notes are an integral part of these financial statements.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                            ------------------------



                                                                                                        For the Period
                                                                                                       Inception to Date
                                               For the Years Ended      November 6, 1997
                                                 December 31,                  to
                                             2001             2000     December 31, 2001
                                         ------------    ------------  -----------------
                                                          (Restated)

Sales                                    $       --      $       --      $       --
                                         ------------    ------------    ------------

Expenses:
  Amortization (as restated
    for year ended December 31, 2000)            --              --               476
  Bad debt                                       --              --            39,177
  Advertising                                    --              --             2,659
  Bank charges                                   --              --                56
  Foreign exchange loss                          --              --             2,186
  License and dues                                792           1,336           2,793
  Management fees                                --              --            52,000
  Legal and professional fees                  62,409          75,911         140,273
  Rent                                          3,180           3,165          19,975
  Telephone                                      --              --             1,226
  Office                                        2,404           1,819           4,223
  Travel                                         --              --             1,000
                                         ------------    ------------    ------------
                                               68,785          82,231         266,044
                                         ------------    ------------    ------------

Loss before Cumulative Effect of
  Change in Accounting Principle              (68,785)        (82,231)       (266,044)

Cumulative Effect on Prior Periods for
  Change in Accounting Principle -
  Write-Off of Organization Costs                --              --            15,186
                                         ------------    ------------    ------------

Net Loss                                 $    (68,785)   $    (82,231)   $   (281,230)
                                         ============    ============    ============



Loss per Share:
  Basic and diluted loss per share       $       0.00    $       0.00    ($      0.02)
                                         ============    ============    ============
  Basic and diluted common shares
    outstanding                            17,780,000      17,780,000      17,780,000
                                         ============    ============    ============


______________________

The accompanying notes are an integral part of these financial statements.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  --------------------------------------------

        FOR THE PERIOD INCEPTION (NOVEMBER 6, 1997) TO DECEMBER 31, 2001


                                                                                                    Deficit
                                                                                                  Accumulated      Total
                                                                                     Additional    During the   Stockholders'
                                                       Number                          Paid-In    Development     Equity
                                                      of Shares        Amount          Capital      Stage       (Deficit)
                                                     -----------    -----------    -----------   -----------    -----------
At Inception on November 6, 1997
  Issuance of Comon Stock for
  $.001 per Share                                     15,000,000    $    15,000    $      --     $      --      $    15,000

Issuance of Common Stock for $.01 per Share            5,000,000          5,000         45,000        50,000

Net Loss for the Period Ended December 31, 1997             --             --             --             (84)           (84)
                                                     -----------    -----------    -----------   -----------    -----------

Balances - December 31, 1997                          20,000,000         20,000         45,000           (84)        64,916

Issuance of Common Stock for $.10 per Share              480,000            480         47,520        48,000

Less:  Retirement of Stock,                           (2,700,000)        (2,700)         2,700          --             --

Net Loss for the Year Ended December 31, 1998               --             --             --        (114,594)      (114,594)
                                                     -----------    -----------    -----------   -----------    -----------

Balances - December 31, 1998                          17,780,000         17,780         95,220      (114,678)        (1,678)

Net Loss for the Year Ended December 31, 1999
  (as restated for the Cumulative Effect of Change
  in Accounting Principle)                                  --             --             --         (15,536)       (15,536)
                                                     -----------    -----------    -----------   -----------    -----------

Balances - December 31, 1999 (as restated)            17,780,000         17,780         95,220      (130,214)       (17,214)

Net Loss for the Year Ended December 31, 2000
  (as restated)                                             --             --             --         (82,231)       (82,231)
                                                     -----------    -----------    -----------   -----------    -----------

Balances - December 31, 2000 (as restated)            17,780,000         17,780         95,220      (212,445)       (99,445)

Net Loss for the Year Ended December 31, 2001               --             --             --            --           68,785)
                                                     -----------    -----------    -----------   -----------    -----------

Balances - December 31, 2001                          17,780,000    $    17,780    $    95,220   $  (281,230)   $  (168,230)
                                                     ===========    ===========    ===========   ===========    ===========

______________________

The accompanying notes are an integral part of these financial statements.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                                                              For the Period
                                                                                                            Inception to Date
                                                                                                            November 6, 1997
                                                                      For the Years Ended                          to
                                                                          December 31,                      December 31, 2001
                                                                   2001                   2000
                                                                ---------               ---------           -----------------
                                                                                       (Restated)

Cash Flows from Operating Activities:
  Net loss                                                      $ (68,785)              $ (82,231)              $(281,230)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Amortization                                                   --                      --                       476
      Cumulative effect on prior periods -
        write-off of organization costs                              --                      --                    15,186
      (Decrease) increase in accounts payable
        and accrued expenses                                       (8,260)                 26,271                  20,225
                                                                ---------               ---------               ---------
            Net cash used in operating activities                 (77,045)                (55,960)               (245,343)
                                                                ---------               ---------               ---------

Cash Flows from Investing Activities:
  Organization costs                                                 --                      --                   (15,662)
                                                                ---------               ---------               ---------
        Net cash used in investing activities                        --                      --                   (15,662)
                                                                ---------               ---------               ---------

Cash Flows from Financing Activities:
  Proceeds from sale of common stock                                 --                      --                   113,000
  Proceeds of loans from stockholders                              77,045                  55,960                 148,005
                                                                ---------               ---------               ---------
        Net cash provided by financing activities                  77,045                  55,960                 261,005
                                                                ---------               ---------               ---------

Net Increase (Decrease) in Cash                                      --                      --                      --

Cash - beginning of period                                           --                      --                      --
                                                                ---------               ---------               ---------

Cash - end of period                                            $    --                 $    --                 $    --
                                                                =========               =========               =========


Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
    Interest                                                    $    --                 $    --                 $    --
                                                                =========               =========               =========
    Taxes                                                       $    --                 $    --                 $    --
                                                                =========               =========               =========



____________________

The accompanying notes are an integral part of these financial statements.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Wave Power.Net, Inc.
(A Development Stage Company)
Pompano Beach, Florida 33062


We have audited the accompanying balance sheets of Wave Power.Net, Inc. (formerly Novus Environmental Inc.) (A Development Stage Company) as of December 31, 2001 and 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from inception (November 6, 1997) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wave Power.Net, Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended and for the period from inception (November 6, 1997) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



SAMUEL KLEIN AND COMPANY

Newark,  New Jersey
March 26,  2002  except for Note 8A
and 8B which is June 7, 1002 and
8C which is September 20, 2002

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------

Wave Power.Net, Inc. (formerly "Novus Environmental Inc."), a development stage company (the "Company"), was incorporated under the laws of the State of Delaware on November 6, 1997 to develop or acquire recycling technologies. On January 20, 2000 the Company entered into a reorganization agreement whereby the Company was to merge with Wave Power, Inc., a privately held Florida corporation. On March 3, 2000, the parties acknowledged that the merger contemplated had never been consummated and they subsequently agreed to rescind the agreement and entered into an agreement releasing the parties of their right, title and interest, claims, and obligations that they might otherwise have had or had been set forth in the January 20, 2000 agreement (see Note 7, Litigation). The Company formally changed its name to Wave Power.Net, Inc. on March 20, 2000.

Basis of Accounting
-------------------

The financial statements of the Company have been prepared on the accrual basis of accounting.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Use of Management's Estimates
-----------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Translation of Foreign Currencies
---------------------------------

Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated into U.S. dollars at the fiscal year end exchange rate. The related translation adjustments are required to be recorded as cumulative translation adjustments, a separate component of shareholders' equity. Revenues and expenses are required to be translated using average exchange rates prevailing during the year. Foreign currency transaction gains and losses, as well as translation adjustments for assets and liabilities of foreign operations where the functional currency is the dollar, are included in net income (loss). Foreign currency realized and unrealized gains and losses for the periods presented were not material.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Share
-------------------------

As of December 31, 1997 the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share" (SFAS 128) replacing the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding. Common stock options, which are common stock equivalents, had an anti-dilutive effect on earnings per share and no effect on the weighted average number of common shares.

Impairment of Long-Lived Assets
-------------------------------

The Company has adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for
Long-Lived Assets to be Disposed of". SFAS 121 requires that if facts and circumstances indicate that the cost of fixed assets or other assets may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted pre-tax cash flows associated with the asset to the asset's carrying value to determine if a write-down to market value or discounted pre-tax cash flow value would be required.

rU
Comprehensive Income
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income and its components which require that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities, minimum pension liability adjustments and unearned compensation expense related to stock issuances to employees be presented as separate components of stockholders' equity. The adoption of SFAS 130 had no impact on total stockholders' equity for the period presented in these financial statements.

Start-Up Activities
-------------------

Start-up activities are accounted for in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP 98-5), "Reporting the Costs of Start-Up Activities". SOP 98-5 requires start-up costs, as defined, to be expensed as incurred and was to be effective for financial statements for fiscal years beginning after December 15, 1998. The application of SOP 98-5 would have resulted in a charge of $15,186 in 1999 for the cumulative effect on prior periods of the application of the provisions of this pronouncement. The Company currently expenses all start-up costs as incurred.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)

1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation
------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's employee stock options equals or is above the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In accounting for options granted to persons other than employees, the provisions of FASB Statement No. 123 (SFAS 123), "Accounting for Stock Based Compensation" are applied. In accordance with SFAS 123 the fair value of these options are to be estimated at the grant date using the Black-Scholes option pricing model.

Income Taxes
------------

The Company follows  Statement of Financial  Accounting  Standards No. 109 (SFAS
109), "Accounting for Income Taxes". SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements
--------------------------------

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations". SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS 141 had no effect on the Company's operating results or financial condition.

Reclassifications
-----------------

Certain reclassifications have been made to the prior year balances to conform to the current year's presentation.


2.  COMPANY'S BUSINESS PLANS

Wave Power.Net, Inc. is a development stage company and prior to January 2002 was attempting to become involved in the waste management business and had plans to be involved in the manufacturing, construction, installation, licensing and permitting of recycling facilities specifically for car and truck tires. To date the Company has not been able to effectuate these plans. During January 2002 the Company entered into a business transaction that will result in a change of control occurring in the Company and the Company acquiring a current operating entity engaged in the sports marketing business. This transaction was rescinded and the Company entered into another business transaction during August of 2002 (see Note 8).

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


3.  PRIOR PERIOD ADJUSTMENT

The balance sheet as of December 31, 2000 and the statements of operations, stockholders' equity and cash flows for the periods presented reflect an adjustment for the cumulative effect on prior periods for the adoption of the provisions of the American Institute of Certified Public Accountants' Statement of Position (SOP 98-5), "Reporting the Costs of Start-Up Activities". Recording this adjustment required a restatement of the amounts that had been reported in financial statements previously issued for the periods ended December 31, 1999 by a charge to operations of $14,794 (net) and a reduction of the loss reported for the year ended December 31, 2000 for $392, the previously recorded amortization expense. The deficit accumulated during the development stage was restated accordingly. This prior period adjustment results from the write-off of unamortized organization costs in 1999 of $15,186 as required by SOP 98-5.


4.  DUE TO STOCKHOLDERS

As of December 31, 2001 and 2000 the Company is indebted to certain stockholders of the Company or to entities controlled by those stockholders for $148,005 and $70,960, respectively. These amounts are noninterest bearing loans payable on demand. On March 22, 2002 pursuant to an agreement related to the Reorganization Agreement more fully described below in "Subsequent Events", $123,000 of the amount due was paid off.


5.  PROVISION FOR INCOME TAXES

For each of the periods from inception November 6, 1997 to December 31, 2001 the Company had losses that totaled $281,230. No tax expense or benefit has been reported in the financial statements due to the uncertainty of future operations.


6.  COMMON STOCK

The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.001 per share.

On December 5, 1997 the Company issued 15,000,000 shares of common stock to the incorporators of the Company for $15,000.

From December 8, 1997 to December 30, 1997 the Company sold 5,000,000 shares of its common stock for $.01 per share in connection with a public offering under Regulation D Rule 504 of the Securities Act of 1933 (the Act). The Company also sold from April 29, 1998 to May, 1998, 480,000 shares of its common stock for $.10 per share. The Company conducted both offerings in such a manner that the shares were sold only to accredited investors as such term is defined in Rule 501 of Regulation D under the Act. The pricing and the terms of the securities were arbitrarily determined by the Company and had no relationship to the Company's assets, book value or results of operations or any generally accepted criteria of value.

In September, 1998 two incorporators and officers of the company resigned and returned for retirement 2,700,000 shares of their holdings in the Company's common stock.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


7.  COMMITMENTS AND CONTINGENCIES

Government Regulations
----------------------

The Company is subject to local, state and federal laws of the jurisdictions that it operates in. The Company also believes that it will be subject to the laws of all jurisdictions of its participants and clients.

Litigation
----------

On January 20, 2000 the Company executed an agreement with Wave Power Inc., a Florida corporation ("Wave Power") whereby Wave Power was to be combined with Novus Environmental Inc. through the issuance of 17,000,000 shares of restricted common stock of Novus Environmental Inc. in exchange for 17,000,000 shares of Wave Power which represented all of the issued and outstanding stock of Wave Power. Pursuant to this agreement, the Company also changed its name to Wave Power.Net, Inc.

On March 3, 2000 the agreement with Wave Power terminated and the Company entered into a settlement agreement and mutual release with Wave Power and Vernon Kendrick, its President, whereby the Company agreed to relinquish its right to use the name Wave Power.Net, Inc. as well as any variations thereon. Also, on March 3, 2000, Wave Power entered into a merger agreement with Enter Tech Corporation, a publicly traded Nevada corporation ("Enter Tech"). Among the terms of this agreement was the provision that in consideration for the Company relinquishing the rights to the Wave Power name the Company was to receive one million shares of common stock of Enter Tech with a market value at the date of the signing of the agreement of approximately $1 per share. The above indicated settlement agreement and mutual release was made a part of the merger agreement.

On April 11, 2000, the Company was notified by attorneys for Enter Tech that they were claiming nonperformance by the Company under the above indicated settlement agreement and mutual release, alleging among other things, that the Company was still using the name Wave Power.Net Inc. Accordingly, in the event Enter Tech brings a lawsuit, the potential outcome of such case could not be determined at this time, nor could any potential monetary damages be estimated. As of March 30, 2002 neither Enter Tech nor the Company commenced any legal action and there has been no change relating to this matter. The December 31, 2001 and March 26, 2002 closing market price of Enter Tech common stock was $.01.

Because of the uncertainty surrounding the realization of the revenue which would arise from the provisions of the merger agreement with Enter Tech, the Company has not recognized any revenue relating to the transaction.

Leases
------

On March 1, 2000 the Company rented office space in Pompano Beach, Florida, subject to a lease which was to expire February 28, 2001 for a total rent of $3,180. These premises were never occupied and at December 31, 2000 the Company owed nine months' rent, the liability for which it had reflected in accounts payable at that date, and could be considered in technical default under the lease. During the first quarter of 2001 the Company cured its default and entered into a new lease for a one year term beginning January 1, 2001 for a total rent for the year of $3,180, which was paid in full by a stockholder of the Company. Although this lease was not renewed, management is confident that a month to month arrangement is acceptable to the landlord. The Company has paid no rent for the period January through March, 2002, and again can be considered in technical default.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


7.  COMMITMENTS AND CONTINGENCIES (Continued)

Consulting Agreements
---------------------

On February 10, 2000 the Company entered into an agreement with a consultant for assistance in seeking and arranging financing for the Company. The agreement has no fixed term and compensation for the consultant is contingent upon the amount and type of financing that it ultimately is able to negotiate with third parties. To date no financing has been provided and no fees have been incurred.

On February 28, 2000 the Company entered into an agreement with another consultant for a one year term whereby the consultant is required to introduce the Company to potential sources of financing. This consultant's compensation is contingent upon the amount and type of financing ultimately obtained by the Company from sources that were introduced by this consultant. This agreement was cancelled on January 17, 2001.


Other Matters
-------------

On January 3, 2001 the Company executed a Letter of Intent to acquire 100% of the outstanding capital stock of Emission Controls Corp. ("ECC"), a privately held Nevada corporation, in exchange for 15,000,000 restricted shares of common stock of the Company. ECC's primary assets consist of patents to proprietary technology for a device known as the Natural Resources Fuel Reformer ("Cracker") which claims to reduce harmful emissions from internal combustion engines. The Letter of Intent also included the provision that the Company would be obligated to pay a royalty of three percent (3%) of the net income of the company to Syd Cooke, President of ECC, and/or a nominee, up to a maximum of $1,000,000,000. On January 7, 2001 the parties entered into a Reorganization Agreement affirming the terms and conditions as set forth in the Letter of Intent. The Agreement also set forth other conditions and established a due diligence period. On March 29, 2001, the parties mutually agreed to rescind the Reorganization Agreement and Letter of Intent.


8.  SUBSEQUENT EVENTS

A.  Stock Compensation Plan
    -----------------------

On May 15, 2002 the Board of Directors of the Company, ("the Board") adopted the 2002 Compensation Plan I ("the Plan") effective April 1, 2002, and will register 2,000,000 shares of the Company's common stock to be used for payment of services rendered and/or the opportunity to purchase common stock of the Company. The Board or its designee will determine and designate, from time to time, those officers, directors, consultants, advisors, and employees of the Company, or consultants, advisors and employees of a parent or subsidiary of the Company, to whom shares are to be issued and/or options are to be granted pursuant to the Plan, and the number of shares to be optioned, from time to time, to any individual or entity.

The share price or option price will be determined as of the time the shares or option to purchase shares is granted and may be increased or decreased by the Board or its designee, form time to time, provided, however, that no shares, nor option to purchase shares may be issued at a price that is less than 50% of the then-current bid price of the common stock. The initial and standard price per share of common stock to be issued directly or by option is $.18 per share, but may be changed by the Board or its designee from time to time.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


8.  SUBSEQUENT EVENTS (Continued)

A.  Stock Compensation Plan (Continued)
    -----------------------

Options granted pursuant to the Plan will expire on the first to occur of the following dates, whether or not exercisable on such date:

     (a) five years from the date the option is granted, (b) six months from the date the optionee ceases to be employed by the Company due to permanent and total disability, (c) the date of termination of employment by the Company for reason other than retirement, permanent and total disability or death, unless the Board determines in its sole discretion that it would be in the best interests of the Company to extend the options for a period not to exceed three years or (d) three months from the date the employee retires with the permission of the Board.

No right or privilege of any person subject to the Plan is transferable or assignable except to the person's personal representative in the event of the person's death, at which time such personal representative will have up to one year to exercise such options which were exercisable at the time of the person's death. Except for this provision, options granted pursuant to the Plan can be exercised only by the optionee during his lifetime.

If the number of shares of common stock of the Company increases or decreases by change in par value, spilt-up, reclassification, or payment of a stock dividend, the number of shares to be issued, or an option held by an optionee and the option price per share will be proportionately adjusted. If the Company is reorganized, consolidated or merged with another corporation, the person shall be entitled to receive shares or options on shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price per share and subject to the same conditions as he was originally entitled to receive pursuant to the Plan.

Upon dissolution or liquidation of the Company, the options granted pursuant to the Plan will terminate and become null and void, but an optionee shall have the right immediately prior to such dissolution or liquidation to exercise any options granted that are still exercisable pursuant to the Plan, to the extent not previously exercised.

The Plan will terminate either on the date of issuance of the last share of common stock allocated under the Plan, or ten years from the Plan's effective date, whichever is earlier.

B.  Business Combinations
    ---------------------

On February 14, 2002 the Company entered into an Agreement and Plan of Reorganization ("the Agreement") with 3 Strikes (USA), Inc. ("3 Strikes"), a privately held New York corporation. In order for the Company to complete this transaction the Company will file an amendment to its Articles of Incorporation with the Secretary of State of Delaware reflecting a reverse stock split of the Company's common stock on the basis of one share exchanged for every five shares currently outstanding. The Company will also increase its authorized capital stock to 100,000,000 shares and change its name from Wave Power.Net, Inc. to Insta-Win, Ltd. The agreement sets forth the terms and conditions whereby upon its completion the Company will acquire all of the issued and outstanding shares of 3 Strikes in exchange for the Company issuing 20,000,000 post reverse split shares of its common stock to the stockholders of 3 Strikes, or their assigns, and 1,300,000 post reverse split shares of its common stock to the current principal stockholder of the Company.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


8.  SUBSEQUENT EVENTS (Continued)

B.  Business Combinations (Continued)
    ---------------------

In connection with this transaction current shareholders of the Company who control approximately 90% of the Company's outstanding common stock have agreed to exchange their shares for cash amounting to $240,000 of which $148,005 will be used to retire the current outstanding stockholder loans.

As a result of these transactions, the current stockholders of the Company will own approximately 1,656,000 post reverse split shares of common stock or approximately 7% of the approximately 24,856,000 total outstanding shares of common stock on a post reverse split basis, and the current stockholders or assigns of 3 Strikes will own 23,200,000 of the post reverse split shares, or approximately 93% of the outstanding post reverse split shares of common stock of the Company, after giving effect to the 1 for 5 reverse stock split.

The transactions will result in a change of control with 3 Strikes being deemed the acquiror for accounting and financial reporting purposes in accordance with the view that the acquisition by a public shell of the assets of a private company's business should be accounted for as a reverse merger.

The terms and conditions of the Agreement and Plan of Reorganization were conditional and subject to modification. For several reasons, on April 19, 2002 the parties mutually agreed to rescind the Agreement and the parties were returned to their pre-agreement status quo, released each other from any further obligations and indemnified each other for any resulting liabilities.

Via-Tek Transaction
-------------------

On April 25, 2002 the Company entered into a conditional Agreement and Plan of Reorganization ("the Agreement") with Via-Tek Inc. ("Via-Tek"), a privately held Delaware corporation. In order to complete this transaction the Company will effect a reverse stock split of its common stock on the basis of one share exchanged for every five shares currently outstanding. The Agreement sets forth the terms and conditions whereby upon its completion the Company will acquire all of the issued and outstanding shares of Via-Tek in exchange for the Company issuing 18,000,000 post reverse split shares of its common stock to the stockholders of Via-Tek, or their assigns, and 1,816,000 shares to the current principal stockholder of the Company, on a post reverse split basis for past services rendered. The Company and its principal stockholders have consented to the reverse stock split and the issuance of additional shares of common stock of the Company to the Via-Tek shareholders to allow for the number of post reverse split shares to be issued as indicated. The parties agreed that the surviving entity will have no more than 31,816,000 post reverse split shares issued and outstanding after the closing of the transaction.

C.  New Developments - Via-Tek Recision
    -----------------------------------

A condition of the Agreement and Plan of Reorganization ("Agreement") between the Company and Via-Tek was that Via-Tek comply and adhere to, among other provisions that "Each of the parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement..."

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


8.  SUBSEQUENT EVENT (Continued)

C.  New Developments - Via-Tek Recision (Continued)
    -----------------------------------

Via-Tek Director Thomas Bergman ("Bergman"), who has acted as Via-Tek's representative throughout its discussions and negotiations with the Company prior to the Agreement and ever since, has intentionally and repeatedly violated the spirit of Section III., COVENANTS, Article 3.1, General, by trying to renegotiate the terms and conditions of the original and conformed Agreement and Plan of Reorganization executed by the parties on April 14, 2002. Bergman was attempting to coerce more favorable terms from the Company by refusing to submit the necessary financial information to their auditors, auditors retained by, and paid for, by the Company. Bergman was cognizant that pursuant to rules and regulations of the Securities and Exchange Commission, Via-Tek must be audited in order to consummate the Agreement. Bergman's actions, on behalf of Via-Tek, constitute an intentional and willful breach of the Agreement.

On July 26, 2002 a Mutual Recision of Merger Agreement was executed by the Company's President under false pretenses and that Bergman had intentionally misled Fisher to believe that the terms and conditions of the Mutual Recision of Merger Agreement had been reviewed and approved by the principals involved in the transaction and by the other board members of the Company. In fact, the other board members of the Company, Dominic Martinez and Dan Motsinger, had not been apprised of the content in the Mutual Recision of Merger Agreement nor of Bergman's intent.

Accordingly, the Company is refusing to acknowledge the Mutual Recision of Merger Agreement executed by the Company's President, Brian Fisher. It is the Company's contention that pursuant to the Delaware Revised Statues, as amended, that a recision of a merger agreement must be approved by a majority of the Company's directors.

In August 2002, the Company unilaterally rescinded the Agreement and Plan of Reorganization between the Company and Via-Tek based upon Via-Tek's willful and intentional breach of the Agreement. Furthermore, the Company is exploring its right to pursue a legal action against Via-Tek, and Thomas Bergman individually, for breach of contract, misrepresentation, fraud and extortion.

Since its recent attempts to procure merger and acquisition opportunities have proved unfruitful, the Company intends to continue to review opportunities and to consider viable merger/acquisition opportunities should they present themselves.

Telco Blue Transaction
----------------------

On August 7, 2002 the Company entered into a conditional Agreement and Plan of Reorganization ("Agreement") with Better Call Home, Inc. ("BCH"), a Nevada corporation.

As set forth in the Agreement, the Company and BCH desired to effect a reorganization on the terms and conditions whereby the Company would acquire all of the issued and outstanding shares of BCH's common stock by issuing solely in exchange therefore to BCH's shareholders, pro-rata, Sixteen Million Restricted Common Shares (16,000,000) (the "Shares") after a 1:5 reverse split of the shares.

                              WAVE POWER.NET, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001
                                   (Continued)


8.  SUBSEQUENT EVENTS (Continued)

Telco Blue Transaction (Continued)
----------------------------------

Prior to reorganization, the Company's authorized capitalization consisted of 75,000,000 shares of capital stock, .001 par value, of which 20,065,000 pre-reverse split common shares were issued and outstanding, after the issuance of 2,285,000 common shares as compensation for expense prior to reverses and 9,987,400 post-reverse split common shares have been reserved for future issuance based upon consummation of the Agreement, expenses advanced and certain specified contingencies. Upon payment of all reserved shares and shares issued pursuant to this Agreement there will be approximately 30,000,000 common stock shares issued and outstanding. All issued and outstanding shares have been duly authorized, validly issued and fully paid and nonassessable and the Company's Common Shares to be issued and delivered on the Closing Date to the BCH Shareholders pursuant to the Agreement will be, when so delivered, duly authorized and validly issued and subject to no preemptive rights of any Shareholder.

On August 29, 2002, the Company effectuated its 1:5 reverse split and changed its name from Wave Power.Net, Inc. to Telco Blue, Inc.

On September 9, 2002, the parties, the Company and BCH complied with the terms and conditions as set forth in the aforementioned August 7, 2002 Agreement and Plan of Reorganization and consummated their transaction.